UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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International Rectifier Corporation (Name of Registrant as Specified in its Charter) Vishay Intertechnology, Inc. (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following statement was made by William M. Clancy, Senior Vice President, Corporate Controller and Secretary of Vishay Intertechnology, Inc. at the 2007 Annual Meeting of Stockholders of International Rectifier Corporation:

•  Good morning. My name is Bill Clancy. I am the Senior Vice President, Corporate Controller and Secretary of Vishay Intertechnology, and I would like to thank you for affording me the opportunity to speak with you today on behalf of Vishay.

•  As I am sure you are all aware, Vishay has made an offer to acquire all of the outstanding shares of International Rectifier’s common stock for $23.00 per share in cash. Vishay’s $23 all cash offer represents a premium of 30% to the unaffected average closing price of International Rectifier stock for the 30 trading days preceding August 15, which was the date that Vishay announced its original proposal.

•  We believe strongly in our offer, and that it would provide cash value to International Rectifier stockholders well beyond what the Company could hope to achieve on its own in the foreseeable future, for the many reasons we have detailed in our letters and other communications with stockholders. We think it is a very generous proposal, especially in these uncertain times.

•  I would like to note that, even though we think this is a very attractive price for International Rectifier stockholders, Vishay has publicly stated that it is willing to further increase its offer, if International Rectifier can demonstrate that a further price increase is justified, including by substantiating certain specific elements of its recently announced business plan.

•  We at Vishay believe that the right path forward for both parties would be for us to enter into good faith negotiations, for us to be able to conduct confirmatory due diligence and to see if we can reach agreement on a transaction.

•  Obviously International Rectifier's current board has a different view – that is why we are all here.

•  I will not repeat everything we have said already. It would take too long and I am sure many of you have read it. But in short, we believe that International Rectifier's current board has failed to serve the best interests of its stockholders, including by refusing to enter into discussions with Vishay.

•  We believe that the only way stockholders can try to compel this Board to consider Vishay’s offer – or any other offer, for that matter – is to add three new independent directors who are committed to the fair consideration of any and all proposals to maximize stockholder value.

•  As you know, Vishay has nominated three highly-experienced and accomplished individuals to serve on International Rectifier’s Board: William Vinson, Ronald Ruzic and Professor Jerry Wind.

•  Mr. Vinson, Mr. Ruzic and Professor Wind are completely independent of Vishay. If elected as directors of International Rectifier, these individuals will owe nothing at all to Vishay and are not committed to Vishay's offer. All they have agreed to – and all we have asked them to agree to – is that they will fairly consider any and all proposals to maximize value for International Rectifier’s stockholders.

•  We believe International Rectifier stockholders have everything to gain and nothing to lose by supporting Vishay’s three independent director nominees. We urge stockholders to send a message that the Board cannot ignore – that you require directors who will take the necessary steps to maximize stockholder value. We hope you have supported us with your vote.

•  Finally, on behalf of Vishay, I would like to express our great appreciation for the consideration and support we have received from our fellow stockholders over the last several weeks. It has been invigorating and gratifying to be able to establish a dialogue with so many of you. Thank you all very much for your time and attention.

Important Additional Information

Vishay has filed a definitive proxy statement dated September 26, 2008 with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with International Rectifier’s 2007 annual meeting. VISHAY STRONGLY ADVISES ALL STOCKHOLDERS OF INTERNATIONAL RECTIFIER TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY VISHAY OF PROXIES FROM INTERNATIONAL RECTIFIER’S STOCKHOLDERS WHICH ARE OR MAY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, VISHAY’S INFORMATION AGENT.

The information in this news release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of International Rectifier. The description of the tender offer contained in this news release is not intended to be a full or detailed description of the terms or conditions of the tender offer. International Rectifier stockholders are urged to read the disclosure documents that have been or will be filed with the SEC, including the tender offer statement, regarding the tender offer because they contain important information. The disclosure documents (when they are available), and any other documents relating to the tender offer that are filed with the SEC, may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or at the SEC’s website at www.sec.gov.

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